                                                                  EXHIBIT (a)(1)


                           Offer to Purchase for Cash
                                      AIMCO
                             AIMCO Properties, L.P.
              is offering to purchase limited partnership units in

                    U.S. REALTY PARTNERS LIMITED PARTNERSHIP
                           FOR $2.35 PER UNIT IN CASH

Upon the terms and subject to the conditions set forth herein, we will accept units validly tendered in response to our offer. If units are validly tendered (and not properly withdrawn) and the purchase of those units would result in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer and return all units to the tendering parties. See "The Offer--Section 2. Acceptance for Payment and Payment for Units" and "Section 17. Conditions of the Offer."

Our offer and your withdrawal rights will expire at midnight, New York City time, on December 31, 2003, unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer price will be reduced by the amount of any distributions subsequently made by your partnership prior to the expiration of our offer.


         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o We determined the offer price of $2.35 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o Your general partner and the residential property manager are affiliates of ours, and the general partner therefore has substantial conflicts of interest with respect to our offer.

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

         (Continued on next page)

             ------------------------------------------------------

         If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal, which is attached to this offer to purchase as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT (800) 217-9608.

                                December 3, 2003

(Continued from prior page)

o It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

o The general partner makes no recommendation as to whether you should tender your units.

o We and our affiliates own a majority of the outstanding units of your partnership. As a result, we and our affiliates control voting decisions with respect to your partnership, including but not limited to the removal of the general partner, amendments to the partnership agreement, and the sale of all or substantially all of your partnership's assets.

                                             THE INFORMATION AGENT FOR THE OFFER IS:

                                                     THE ALTMAN GROUP, INC.

                 By Mail:                               By Overnight Courier:                        By Hand:

         1275 Valley Brook Avenue                   1275 Valley Brook Avenue                 1275 Valley Brook Avenue
       Lyndhurst, New Jersey 07071                 Lyndhurst, New Jersey 07071             Lyndhurst, New Jersey 07071
              (800) 217-9608                             (800) 217-9608                           (800) 217-9608

                                   By Facsimile:                                 By Telephone:

                                  (201) 460-0050                            TOLL FREE (800) 217-9608

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY TERM SHEET................................................................................................1

RISK FACTORS......................................................................................................3

   We did not obtain a third-party valuation or appraisal and did not determine our offer price through arms-length negotiation......................................................................................3
   Our offer price may not represent fair market value............................................................3
   Our offer price does not reflect future prospects..............................................................3
   Our offer price may be less than liquidation value.............................................................3
   Continuation of the partnership; no time frame regarding sale of partnership interests or properties...........3
   Holding your units may result in greater future value..........................................................4
   Your partnership may continue beyond its current termination date..............................................4
   Your general partner faces conflicts of interest with respect to the offer.....................................4
   Your general partner is not making a recommendation with respect to this offer.................................4
   Your general partner faces conflicts of interest relating to management fees...................................4
   We may make a future offer at a higher price...................................................................4
   You will recognize taxable gain on a sale of your units and your tax liability may exceed our offer price........................................................................................................5
   If you tender units to us in this offer, you will no longer be entitled to distributions from your partnership..................................................................................................5
   We control your partnership....................................................................................5
   You could recognize gain in the event of a reduction in your partnership's liabilities.........................5
   We may delay our acceptance of, and payment for, your units....................................................5

THE OFFER.........................................................................................................6

   Section 1.     Terms of the Offer; Expiration Date; Proration..................................................6
   Section 2.     Acceptance for Payment and Payment for Units....................................................6
   Section 3.     Procedure for Tendering Units...................................................................7
   Section 4.     Withdrawal Rights..............................................................................10
   Section 5.     Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period..............10
   Section 6.     Material Federal Income Tax Matters............................................................11
   Section 7.     Effects of the Offer...........................................................................14
   Section 8.     Information Concerning Us and Certain of Our Affiliates........................................15
   Section 9.     Background and Reasons for the Offer...........................................................18
   Section 10.    Position of the General Partner of your Partnership with respect to the Offer..................22
   Section 11.    Conflicts of Interest and Transactions with Affiliates.........................................23
   Section 12.    Future Plans of the Purchaser..................................................................24
   Section 13.    Certain Information Concerning Your Partnership................................................25
   Section 14.    Voting Power...................................................................................30
   Section 15.    Source of Funds................................................................................31
   Section 16.    Dissenters' Rights.............................................................................31
   Section 17.    Conditions of the Offer........................................................................31
   Section 18.    Certain Legal Matters..........................................................................33
   Section 19.    Fees and Expenses..............................................................................34

ANNEX I - OFFICERS AND DIRECTORS..................................................................................1


ANNEX II - LETTER OF TRANSMITTAL..................................................................................1

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. Subject to the terms hereof, we are offering to acquire depositary unit certificates ("units") of U.S. Realty Partners Limited Partnership, your partnership, for $2.35 per unit in cash. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration", "The Offer--Section 7. Effects of the Offer" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

         o The per unit liquidation value of your partnership, which we calculated to be $2.35, based on the operating results of your partnership for the nine months ended September 30, 2003, annualized, as capitalized using the direct capitalization method and using a capitalization rate of 10.4% with respect to Twin Lakes Apartments and 10.24% with respect to Governor's Park Apartments.

         o Prices at which units have recently sold to the extent such information is available to us.

         o The absence of a trading market for the units. See "The Offer--Section 9. Background and Reasons for the Offer--Comparison of Offer Price to Alternative
                  Consideration."

o EXPIRATION DATE. Our offer expires on December 31, 2003, unless extended, and you can tender your units until our offer expires. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal which is attached to this offer to purchase as Annex II, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedure for Tendering Units."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after January 30, 2004 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each unitholder may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Material Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offer. See "The Offer--Section 15. Source of Funds."

o CONDITIONS OF THE OFFER. There are a number of conditions of our offer, including our having adequate cash and borrowings under a line of credit, the absence of competing tender offers, the absence of certain changes in your partnership, the absence of certain changes in the financial markets, and there being at least

         320 unitholders outstanding upon the consummation of the offer. See "The Offer--Section 7. Effects of the Offer," and "Section 17. Conditions of the Offer."

o REMAINING AS A UNITHOLDER. If you do not tender your units, you will continue to remain a unitholder in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are AIMCO Properties, L.P., the main operating partnership of Apartment Investment and Management Company, a New York Stock Exchange listed company. See "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates." We and our affiliates currently own 769,519 units, or 62.97%, of the outstanding units of your partnership.

o CONFLICTS OF INTEREST; MANAGEMENT FEES. Our affiliate receives fees for managing your partnership's residential properties and the general partner of your partnership (which is also our affiliate) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its properties. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees because if your partnership were liquidated, your general partner would not continue to receive the fees it currently receives. However, we are of the opinion that the liquidation of your partnership is not in the best interest of the unitholders and therefore are of the opinion that the fees paid to the general partner would continue even if the offer were not consummated. See "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units, and each unitholder should make his or her own decision whether or not to tender. See "The Offer--Section
         10. Position of the General Partner of your Partnership with respect to the Offer."

o NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

WE DID NOT OBTAIN A THIRD-PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE OUR OFFER PRICE THROUGH ARMS-LENGTH NEGOTIATION.

         We did not base our valuation of the properties owned by your partnership on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third-party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive upon a sale of your units in an open market. Such prices could be higher than our offer price. You should note in particular that we purchased 300 units on June 20, 2002, in a private placement for $1.00 per unit. Also, units of your partnership have been purchased since January 1, 2001 in secondary markets for prices up to $3.50 per unit as reported by The Partnership Spectrum (see "Section 9. Background and Reasons for the Offer - Prices on Secondary Markets") and by us in tender offers for prices up to $1.00 per unit (see "Section 9. Background and Reasons for the Offer - Prior Tender Offers").

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

         Our offer price is based on your partnership's pro forma property income for the nine months ended September 30, 2003, annualized. It does not ascribe any value to potential future improvements in the operating performance of your partnership's residential properties.

OUR OFFER PRICE MAY BE LESS THAN LIQUIDATION VALUE.

         The actual proceeds obtained from liquidation are highly uncertain and could be more or less than our estimate. Other persons could derive different estimates of the liquidation value. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may use different valuation methods to determine the price of your partnership's assets. Accordingly, our offer price could be higher or lower than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PARTNERSHIP INTERESTS OR PROPERTIES.

         Your general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus pursuant to which units in your partnership were sold, indicated that your partnership was intended to be self-liquidating, that it was anticipated that the partnership's properties would be sold within five to nine years of their acquisition, provided market conditions permit, and that it was anticipated that the partnership would be dissolved within twelve years after the sale of the units. The prospectus also indicated that there would be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until December 31, 2005. It is not known when the properties owned by your partnership may be sold. The units in the partnership are illiquid, and it may be difficult to sell your investment in the partnership in the future. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of your partnership is of the opinion that a sale of the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. In particular, the general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to the partners on a sale of property. Although the partnership agreement currently provides that the partnership will terminate on December 31, 2005, we do not currently expect that any of your partnership's properties will be sold in the foreseeable future, and we cannot predict when your partnership's properties will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

         The partnership agreement currently provides that the partnership will terminate on December 31, 2005, but we could amend the partnership agreement. Although a liquidation of your partnership is not otherwise contemplated, you might receive more value if you retain your units until your partnership is liquidated. At the current time, the general partner of your partnership is of the opinion that a sale of the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. If your partnership's properties were sold in the future and the net proceeds were distributed to the partners of your partnership, the amount of such distribution might exceed our offer price.

YOUR PARTNERSHIP MAY CONTINUE BEYOND ITS CURRENT TERMINATION DATE.

         Your partnership's agreement of limited partnership provides for the termination of your partnership on December 31, 2005. However, because we control a majority of the limited partnership interests, we have the power to amend your partnership agreement to extend the term of your partnership without the consent of other limited partners or unitholders. While we have no present intention to cause such an amendment, we may decide to propose such an amendment, based on a consideration of relevant factors such as prevailing economic conditions and tax considerations. In general, we will vote the limited partnership units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other partners or unitholders.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

         The general partner of your partnership is our affiliate and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner or unitholder.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION WITH RESPECT TO THIS OFFER.

         The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

         Because we or our affiliates receive fees for managing your partnership and its residential properties, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership or the residential property manager of the properties owned by your partnership would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership.

WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

         It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS AND YOUR TAX LIABILITY MAY EXCEED OUR OFFER PRICE.

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

IF YOU TENDER UNITS TO US IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the properties owned by your partnership.

WE CONTROL YOUR PARTNERSHIP.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, some amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 769,519 or 62.97%, of the outstanding limited partner units of your partnership. Because we and our affiliates own a majority of the outstanding units, we have the ability to control votes of the limited partners.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

                                    THE OFFER

1.       TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         We are offering to acquire all limited partnership units in your partnership for $2.35 per unit in cash, upon the terms and subject to the conditions of the offer. The purchase price per unit will be automatically reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw the units.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether the units were tendered prior to the increase in offer consideration.

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on December 31, 2003, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         The offer is not conditioned upon any minimum number of units being tendered. However, the offer is conditioned on satisfaction of certain conditions, including among other things, there being at least 320 unitholders remaining after our purchase of all units validly tendered and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." See "The Offer--Section 17. Conditions of the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering parties, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. For administrative purposes, the transfer of units will be effective as of November 30, 2003.

         This offer is being mailed on or about December 3, 2003 to the persons shown by your partnership's records to have been unitholders or, in the case of units owned of record by individual retirement accounts and qualified plans, beneficial owners of units as of December 2, 2003.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal. The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for units validly tendered. In some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books.

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. Because we or our affiliates control more than 50% of the total partnership interests, we do not expect that this prohibition will be triggered.

         If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. But if more units than can be purchased under the partnership agreement are so tendered and not withdrawn, we will accept for payment and pay for those units so tendered which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units.

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay unitholders the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from us and transmitting cash payments to tendering unitholders.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by January 30, 2004, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.       PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a unitholder as we, in our sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders and/or unitholders then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy and power of attorney granted by you to us will remain effective and be irrevocable for the maximum period permitted by applicable law.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for the maximum period permitted by applicable law. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted unitholder, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case in your name and on your behalf.

         By executing the acknowledgment and agreement, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the acknowledgment and agreement and shall continue to be effective unless and until you validly withdraw such units from this offer.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably sell, assign, transfer, convey and deliver to us and our assigns all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of your ownership in the units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, damages paid in connection with any existing or future litigation and all other distributions and payments made from and after the effective date, in respect of the units tendered by you and accepted for payment and thereby purchased by us;
(ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership or any agreement pursuant to which the units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership, the Purchase Agreement or your ownership of the units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a unitholder of your partnership; and (iv) all of your past, present and future claims, if any, whether on behalf of your partnership, individually or on behalf of a putative class (including without limitation any claims against unitholders, limited partners of the partnership, the general partner(s) and/or any affiliates thereof), under, arising out of or related to your partnership's agreement of limited partnership, the Purchase Agreement, your status as a unitholder, the terms or conditions of this offer, the management of your partnership, monies loaned or advanced, services rendered to your partnership or its partners, or any other claims arising out of or related to your ownership of the units. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular unit of any particular unitholder, and to waive or amend any of the conditions of the offer that we are legally permitted to waive or amend as to the tender of any particular unit, provided that if we waive or amend any condition with respect to one unit, we will waive or amend such condition as to all units. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Material Federal Income Tax Matters."

         STATE AND LOCAL WITHHOLDING. If you tender units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of the offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Material Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unitholder and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4.       WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after January 30, 2004 if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedure for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions of the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions of the Offer," or any event that a reasonably prudent investor might reasonably expect to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights," subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to unitholders. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which unitholders may continue to tender units not tendered in the offer for the offer price. Because of the remote possibility that we may purchase fewer than all units tendered, a subsequent offering period is not available to us.

6.       MATERIAL FEDERAL INCOME TAX MATTERS.

         The following summary is our understanding of the United States federal income tax consequences of the offer that are most likely to be relevant to (i) unitholders who tender some or all of their units for cash pursuant to our offer, and (ii) unitholders who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the unitholders (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A UNITHOLDER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO UNITHOLDERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (a) your share of partnership cash distributions, (b) any decreases in your share of partnership liabilities, (c) your share of partnership losses, and (d) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

         If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income.

You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         STATE AND LOCAL WITHHOLDING. If you tender units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of the offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS.
Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Your partnership's agreement of limited partnership prohibits such a sale or exchange of units. Because we and our affiliates control more than 50% of the total partnership interests, we do not expect that this prohibition will be triggered.

         If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

         You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

         A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes, which could result in the recognition of partnership income, gain, or loss in an earlier taxable period than such income, gain, or loss would otherwise be reported for income tax purposes had your partnership not terminated.

7.       EFFECTS OF THE OFFER.

         Because the general partner of your partnership is our affiliate, we have control over the management of your partnership. We also own the company that currently manages the residential properties owned by your partnership. In addition, we and our affiliates own 769,519 or 62.97%, of the outstanding limited partnership units of your partnership. Because we and our affiliates own a majority of the outstanding units and control your partnership's general partner, we control the outcome of most voting decisions with respect to your partnership, including the power to amend your partnership agreement. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other partners or unitholders. This could (1) prevent non-tendering unitholders from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering unitholders. We are also affiliated with the company that currently manages, and has managed for some time, the properties owned by your partnership. Because we own a majority of outstanding units and control your partnership's general partner, removal of the property manager may be difficult or impossible.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

         PARTNERSHIP STATUS. We are of the opinion that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

         BUSINESS. Our offer will not affect the operation of the properties owned by your partnership. We will continue to control the general partner of your partnership and the residential property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential properties.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(g) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, transfers may be limited in the succeeding 12-month period because the partnership agreement prohibits the transfer of units that would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within a 12-month period, when taken together with all other transfers during such 12-month period. Because we and our affiliates control more than 50% of the total partnership interests, we do not expect any such limitation of transfers.

         Further, if a substantial number of unitholders tender their units pursuant to our offer, the result will be a reduction in the number of unitholders in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we are of the opinion that a reduction in the number of unitholders will not materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 444 unitholders. If units are validly tendered (and not properly withdrawn) and the purchase of those units would result in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer, and return all tendered units to the tendering unitholders to assure that there is no reasonable likelihood that the partnership would have fewer than 320 unitholders as a result of the offer. See "The Offer--Section 17. Conditions of the Offer."

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.       INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of September 30, 2003, we owned or managed 297,917 apartment units in 1,684 properties located in 47 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are one of the largest owners and managers of multi-family apartment properties in the United States. As of September 30, 2003, we:

         o owned or controlled (consolidated) 178,913 units in 697 apartment properties;

         o held an equity interest in (unconsolidated) 67,157 units in 467 apartment properties; and

         o provided services or managed, for third party owner, 51,847 units in 520 apartment properties, primarily pursuant to long term, non-cancelable agreements (including 40,126 units in 418 properties that are asset managed only, and not property managed).

         Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Our telephone number is (303) 757-8101.

         The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

         We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC") relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         For more information regarding AIMCO and AIMCO Properties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2002 and our respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information concerning your Partnership--Beneficial Ownership of Interests in your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES, L.P. The historical financial data set forth below for AIMCO Properties for the nine months ended September 30, 2003 and 2002 is based on unaudited financial statements. The historical financial data set forth below for AIMCO Properties for the years ended December 31, 2002, 2001 and 2000 is based on audited financial statements. In addition, (a) the audited financial statements for AIMCO Properties' 2002 and 2001 fiscal years set forth in Part II, Item 6 of AIMCO Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 25, 2003, and (b) the unaudited financial statements for AIMCO Properties' Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the SEC on November 14, 2003 are hereby incorporated by reference. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in AIMCO Properties Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

                                          FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30,                         FOR THE YEAR ENDED DECEMBER 31,
                                       ----------------------------------    -----------------------------------------------------
                                             2003              2002               2002              2001(1)            2000(1)
                                       ---------------    ---------------    ---------------    ---------------    ---------------
                                                   (UNAUDITED)                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING INFORMATION:
Rental and other property revenues ..  $     1,111,036    $       960,998    $     1,405,684    $     1,224,667    $       998,552
Property operating and owned
    management expenses .............         (485,993)          (378,327)          (561,412)          (465,721)          (413,077)
Income from property operations .....          625,043            582,671            844,272            758,946            585,475
Income from investment management
    business ........................           11,228             15,352             18,262             27,591             15,795
General and administrative expenses            (19,538)           (12,377)           (20,344)           (18,530)           (18,123)
Depreciation of rental property (2)           (247,682)          (195,127)          (288,589)          (327,070)          (287,809)
Interest expense ....................         (283,487)          (234,922)          (339,737)          (297,507)          (260,133)
Interest and other income, net ......           19,623             60,059             78,090             68,417             65,963
Operating earnings ..................           73,653            187,802            258,348            144,520            103,402
Distribution to minority partners in
    excess of income ................          (21,503)            (5,274)           (26,979)           (46,359)           (24,375)
Income (loss) from discontinued
    operations ......................           62,674             11,156            (27,902)            18,848             26,335
Net income ..........................          136,327            198,958            206,202            121,064            109,717
BALANCE SHEET INFORMATION:
Real estate, before accumulated
    depreciation ....................  $    10,693,302    $    10,436,881    $    10,633,358    $     8,102,816    $     7,012,452
Real estate, net of accumulated
    depreciation ....................        8,887,140          8,780,340          8,924,604          6,587,624          5,887,518
Total assets ........................       10,194,026         10,355,329         10,355,329          8,200,526          7,699,174
Total indebtedness ..................        6,334,785          6,136,303          6,233,727          4,585,913          4,198,045
Mandatorily redeemable preferred
    securities ......................          113,169             15,169             15,169             20,637             32,330
Partner's capital ...................        3,233,805          3,576,083          3,576,083          3,080,071          2,830,389
OTHER INFORMATION:
Basic earnings per unit .............  $          0.52    $          1.21    $          1.00    $          0.25    $          0.53
Diluted earnings per unit ...........  $          0.52    $          1.20    $          0.99    $          0.25    $          0.52
Distributions paid per common
    OP unit .........................  $          2.24    $          2.46    $          3.28    $          3.12    $          2.80
Funds from operations(3) ............  $       346,116    $       431,450    $       504,816    $       528,653    $       439,830
Net cash provided by operating
    activities ......................  $       381,137    $       403,624    $       496,670    $       491,846    $       400,364
Net cash (used in) provided by
    investing activities ............  $       180,556    $      (897,681)   $      (873,832)   $      (140,638)   $      (545,981)

Net cash provided by (used in)
    financing activities ............  $      (531,163)   $       503,454    $       398,637    $      (430,245)   $       201,128

----------
(1) Certain reclassifications have been made to the 2001 and 2000 amounts to conform with the 2002 presentation. These reclassifications represent certain eliminations of self-charged management fee income and expenses and related receivables and payables in accordance with consolidation accounting principles, as well as discontinued operations resulting from the adoption of Statement of Financial Accounting Standard No. 144. Effective January 1, 2001, we began consolidating our previously unconsolidated subsidiaries. Prior to this date, we had significant influence but did not have control. Accordingly, such investments were accounted for under the equity method.

(2) Effective July l, 2001 for certain assets and October l, 2001 for the majority of the portfolio, we extended the estimated useful lives of our buildings and improvements from a weighted average composite life of 25 years to a weighted average composite life of 30 years. This change increased net income by approximately $36 million or $0.42 per diluted unit in 2001.

(3) Our management believes that the presentation of funds from operations or "FFO", when considered with the financial date determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to us, nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from extraordinary items and disposals from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated partnership, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, plus amortization of intangibles, plus distributions to minority partners in excess of income, and less dividends on preferred units. We calculate FFO (diluted) by adding back the interest expenses and preferred distribution relating to convertible securities whose conversion is dilutive to FFO. Our management believes that the presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of our ability to make required dividend payments, capital expenditures and principal payments on our debt. There can be no assurance that our basis of computing FFO is comparable with that of other REITs.

The following is a reconciliation of net income to funds from operations:

                                                      FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,               FOR THE YEAR ENDED DECEMBER 31,
                                                 ------------------------------    -----------------------------------------------
                                                      2003             2002             2002            2001              2000
                                                 -------------    -------------    -------------    -------------    -------------
                                                                             (DOLLARS IN THOUSANDS)
Net income ...................................   $     136,327    $     198,958    $     206,202    $     121,064    $     109,717
Real estate depreciation, net of minority ....         223,733          172,225          260,507          316,101          256,917
    interests
Real estate depreciation related to
    unconsolidated entities ..................          19,331           26,022           33,544           57,506           70,188
Discontinued operations:
    Depreciation, net of minority interests ..           9,712           18,254           10,015           13,534            9,997
    (Gain) loss on dispositions of real
       estate, net of minority interest ......         (66,930)              37           (1,437)              --               --
    Distributions to minority partners in
       excess of income ......................          (4,650)           1,401            1,401            1,342               --
    Income tax arising from disposals ........           5,112              552            2,507               --               --
Amortization of intangibles ..................           4,716            3,194            4,026           18,729           12,068
Income tax arising from disposals ............              --               --               --            3,202               --
Distributions to minority interest partners in
    excess of income .........................          21,503           15,274           26,979           46,359           24,375
(Gain) loss on dispositions of real estate ...          (2,738)          (4,467)          27,902          (18,848)         (26,335)
Gain on disposition of land ..................              --               --               --            3,843               --
Deferred income tax benefit ..................              --               --               --               --              154
Interest expense on mandatorily redeemable
    convertible preferred securities .........             741              882            1,161            1,568            8,869
Preferred unit distributions .................         (65,711)         (45,626)         (67,991)         (35,747)         (26,120)
Funds from operations ........................   $     346,116    $     431,450    $     504,816    $     528,653    $     439,830
                                                 =============    =============    =============    =============    =============

9.       BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's properties while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the residential properties owned by your partnership. On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT's interest in Insignia Properties L.P., IPT's operating partnership, to AIMCO's wholly owned subsidiary, AIMCO/IPT, Inc. AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, the general partner of your partnership is an indirect wholly owned subsidiary of AIMCO/IPT and the property manager is our indirect wholly owned subsidiary. Together with its affiliates and subsidiaries, AIMCO currently owns, in the aggregate, approximately 62.97% of your partnership's outstanding limited partnership units, along with a 2.0% general partner interest held by the general partner.

         During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships and would provide us with a larger asset and capital base and increased diversification. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, many of the partnerships are private partnerships and information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible for us to obtain access to such information. Further, such control also means that we control the operations of the partnerships and their properties. Insignia did not propose that we conduct such tender offers; rather, we initiated the offers on our own. As of the date of this offering, AIMCO Properties, L.P. has made offers to many of the Insignia Partnerships, including your partnership. We are making this offer with a view to providing you with liquidity for your investment, but we might not make any more offers and will not be bound to do so.

         ALTERNATIVES CONSIDERED BY YOUR GENERAL PARTNER. Before we commenced this offer, your general partner (which is our affiliate) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives that could have been pursued by your general partner.

         LIQUIDATION

         One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties). The term of the partnership will continue until December 31, 2005, unless the partnership is terminated sooner under the provisions of the partnership agreement.

         Because we control a majority of the limited partnership interests, we have the power to amend your partnership agreement to extend the term of your partnership without the consent of other limited partners or unitholders. While we have no present intention to cause such an amendment, we may decide to propose such an amendment, based on a consideration of relevant factors such as prevailing economic conditions and tax considerations. In general, we will vote the limited partnership units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other partners or unitholders.

         In the opinion of your general partner, which is our affiliate, the present time may not be the most desirable time to sell the residential real estate assets of your partnership in a private transaction, and the proceeds realized from any such sale would be uncertain. Your general partner is of the opinion that it currently is in the best interest of your partnership to continue to hold its real estate assets. See "The Offer--Section 13. Certain Information concerning your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's properties at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the properties owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the properties owned by your partnership.

         The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the properties owned by your partnership.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing your partnership's properties or merging your partnership with us. However, both of these alternatives would require a vote of all the unitholders. If the transaction were approved, all of the unitholders, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the unitholders, including those who would like to dispose of their investment in your partnership's properties, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most holders of limited partnership units, when given a choice, prefer cash.

         DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

         o The per unit liquidation value of your partnership, which we calculated to be $2.35, based on the operating results of your partnership for the year ended December 31, 2002, as capitalized using the direct capitalization method and using a capitalization rate of 10.4% with respect to Twin Lakes Apartments and 10.24% with respect to Governor's Park Apartments.

         o Prices at which the units have recently sold to the extent such information is available to us; and

         o        The absence of a trading market for the units.

         Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below, and we considered the actual and pro forma operating results of the partnership.

         VALUATION OF UNITS. We determined our offer price by: (i) applying a capitalization rate to your partnership's pro forma operating results for the nine months ended September 30, 2003; (ii) adjusting this value for liabilities, non-real estate assets, and certain other costs; and (iii) determining the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. A capitalization rate is a percentage (rate of return), applied to property income by purchasers of residential real estate, to determine the present value of income property. The lower the capitalization rate, the higher the value produced, and the higher the capitalization rate, the lower the value produced. We used property incomes based on the operating results of your partnership for the nine months ended September 30, 2003. But in determining the appropriate capitalization rate, we also considered the following factors. Our method for selecting a capitalization rate begins with each property being assigned a location and condition rating (for example, "A" for excellent, "B" for good, and so on). We then adjusted the capitalization rate based on whether the property's mortgage debt is above or below market rates. We also consider recent changes in your partnership's property income and occupancy rate. All these factors are subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

         Although the direct capitalization method is an accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. We determined our cash consideration in the following manner. First, we estimated the gross property value of your partnership's properties by applying a capitalization rate of 10.4% with respect to Twin Lakes Apartments and 10.24% with respect to Governor's Park Apartments to the partnership's pro forma operating results for the nine months ended September 30, 2003, to obtain its estimated gross property value. We then calculated the value of the equity of your partnership by adding to the aggregate gross property value the value of the non-real estate assets of your partnership and deducting its liabilities and certain other costs, including required capital expenditures, deferred maintenance and closing costs, to derive its net equity value. Finally, using this net equity value, we determined the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Our offer price represents the per unit liquidation proceeds determined in this manner.

Gross valuation of partnership properties                                                   $    13,553,387
Plus: Cash and cash equivalents                                                                     205,234
Plus: Other partnership assets, net of security deposits                                            127,781
Less: Mortgage debt, including accrued interest                                                 (10,383,282)
Less: Accounts payable and accrued expenses                                                         (17,165)
Less: Other liabilities                                                                            (333,759)
                                                                                             --------------
Partnership valuation before taxes and certain costs                                              3,152,195
Less: Closing costs                                                                                (277,639)
                                                                                             --------------
Estimated net valuation of your partnership                                                       2,874,556
Estimated net valuation of units                                                                  2,874,556
       Total number of units                                                                      1,222,000
                                                                                             --------------

Estimated valuation per unit                                                                 $         2.35
                                                                                             ==============


         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your general partner, which is our affiliate, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership is of the opinion that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results since December 31, 2002, as to income and expenses of the properties, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your general partner, which is our affiliate, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's properties are sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2005, unless sooner terminated as provided in the agreement or by law, or unless a majority of the limited partners amend the partnership agreement to extend the term of the partnership. We control a majority of the outstanding limited partnership units.


                                   COMPARISON TABLE                                 PER UNIT
                                   ----------------                                 --------
         Cash offer price .............................................               $2.35
         Alternatives
              Prior cash tender offer price............................               $0.65
              Highest price on secondary market........................               $3.50
              Estimated liquidation proceeds...........................               $2.35


         PRIOR TENDER OFFERS. In August 2002, we commenced a tender offer to purchase units of your partnership at a price of $0.65 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 9,294 units, representing approximately 0.76% of the outstanding units of your partnership, pursuant to that offer.

         In September 2001, we commenced a tender offer to purchase units of your partnership at a price of $1.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 17,240 units, representing approximately 1.41% of the outstanding units of your partnership, pursuant to that offer.

         In May 2000, we commenced a tender offer at the price of $7.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 170,064 units, representing approximately 13.92% of the outstanding units of your partnership, pursuant to that offer.

         We are aware that other tender offers may have been made by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in any pending tender offers.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a unitholder to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the periods listed below as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The

Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

                 SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                                              High                 Low
                                                                              -----               ------
      Period Ended September 30, 2003: ...........................              N/A                 N/A
      Year Ended December 31, 2002: ..............................            $3.50               $3.00
      Year Ended December 31, 2001: .......................                   $3.50               $3.50


         Set forth in the table below are the high and low sales prices of units for the periods listed below, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

              SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                                            High                 Low
                                                                           ------               -----
      Period Ended September 30, 2003: ...........................            N/A                 N/A
      Year Ended December 31, 2002: ..............................          $3.04               $3.04
      Year Ended December 31, 2001: .......................                   N/A                 N/A


         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your general partner, which is our affiliate, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's properties are sold to independent third parties at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to the unitholders in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to unitholders from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the unitholders the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the present time.

10.      POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
         OFFER.

         The partnership and the general partner of your partnership (which is our affiliate) have provided the following information for inclusion in this offer to purchase:

         The general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. You must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

         Without quantifying or otherwise attaching any particular weight to any of the following factors or information, you may want to consider the following:

         o The offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them.

         o The offer price and the method used to determine the offer price.

         o The offer price is based on an estimated value of your partnership's properties that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets.

         o The prices at which the units have recently sold, to the extent such information is available.

         o The trading market for your units may not be a reliable measure of value.

         o An analysis of possible alternative transactions, including a property sale, or a liquidation of the partnership.

         o The financial condition and results of operations of your partnership.

         o The fact that if your partnership were liquidated - as opposed to continuing - the general partner (which is our affiliate) would not receive the substantial fees it currently receives. As discussed in "Section 9. Background and Reasons for the Offer - Alternatives Considered by Your General Partner," we are of the opinion that liquidation of the partnership is not in the best interests of the unitholders. Therefore, we are of the opinion that the fees paid to the general partner would continue even if the offer was not consummated. We are not proposing to change the current fee arrangements.

         Except for this offer, neither the general partner of your partnership nor its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration--Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11.      CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership is an affiliate of AIMCO. As our affiliate, the general partner of your partnership has substantial conflicts of interest with respect to the offer. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners and unitholders. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to the general partner of your partnership for managing your partnership. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS. The general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We own both the general partner of your partnership and the property manager of your partnership's residential properties. The general partner of your partnership received total fees and reimbursements of $200,000 in 2000, $183,000 in 2001, and $166,000 in 2002. Total fees and reimbursements paid to the general partner for the nine months ended September 30, 2003 were $89,000. The property manager is entitled to receive five percent of gross receipts from the partnership's residential properties for providing property management services. It received management fees of $156,000 in 2000, $176,000 in 2001, and $153,000 in 2002.
Total management fees for the nine months ended September 30, 2003 were $115,000. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential properties.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in the general market areas where your partnership's properties are located. We are of the opinion that this concentration of properties in a general market areas will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         TRANSACTIONS WITH AFFILIATES. During the year ended December 31, 2002 and 2001, an affiliate of the general partner advanced the partnership approximately $167,000 and $120,000, respectively, to pay property tax bills and other expenses. In accordance with your partnership's partnership agreement, interest is to be charged at prime plus 2%. The partnership recognized and accrued approximately $6,000 and $5,000 of interest expense related to these advances during the years ended December 31, 2002 and 2001, respectively.

         During the first eight quarters following the issuance of the units, the general partner was obligated to loan to the partnership up to approximately $811,000 to cover any deficiency in the quarterly cash distributions. The general partner loaned the partnership $300,000 under this guarantee, which expired August 26, 1988. A deficiency arose when the unit holders did not receive annualized cash distributions equal to 10% of the average of their Adjusted Capital Values (as defined in your partnership's partnership Agreement). The loan bears interest at the lesser of the rates being paid by the parent company of the general partner or two percentage points over the Citibank, N.A. prime interest rate. The repayment of the loan would reduce the amount subsequently available for distribution to the unit holders. During 2002, this loan was repaid in full.

         Beginning in 2001, the partnership began insuring its properties up to certain limits through coverage provided by AIMCO which is generally self-insured for a portion of losses and liabilities related to workers compensation, property casualty and vehicle liability. The partnership insures its properties above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the general partner. During the years ended December 31, 2002 and 2001, the partnership paid AIMCO and its affiliates approximately $51,000 and $56,000, respectively, for insurance coverage and fees associated with policy claims administration.

12.      FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," your general partner is our affiliate and we therefore have the ability to control the management of your partnership. In addition, we own the manager of your partnership's residential properties. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's properties, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's properties. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners. Your partnership's prospectus pursuant to which units in your partnership were sold, indicated that your partnership was intended to be self-liquidating, that it was anticipated that the partnership's properties would be sold within five to nine years of their acquisition, provided market conditions permit, and that it was anticipated that the partnership would be dissolved within twelve years after the sale of the units. The prospectus also indicated that there would be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2005. While the partnership agreement provides that the partnership will terminate on December 31, 2005, we do not currently expect that any of the partnership's properties will be sold in the foreseeable future.

         We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners and unitholders from voting on actions taken by the partnership, unless otherwise specifically permitted by the partnership agreement. Limited partners may vote on a liquidation, and if we acquire a substantial number of units in this offer, we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13.      CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. Your partnership was organized on January 24, 1986 under the laws of the State of Delaware. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of acquiring, holding, maintaining, financing, developing, operating, selling, loaning and borrowing money in connection with, improving, leasing, disposing of and otherwise acquiring, investing in and dealing with commercial, residential and combined office/warehouse real estate that offers cash distributions to partners from operations and the potential for appreciation in value and to engage in other related or incidental activities.

         Your partnership's investment portfolio currently consists of the following residential apartment complexes: Twin Lakes Apartments, a 262-unit apartment complex, located in Palm Harbor, Florida, and Governor's Park Apartments, a 154-unit apartment complex, located in Little Rock, Arkansas.

         The managing general partner of your partnership is U.S. Realty I Corporation, which is our affiliate. We are also a general partner of your partnership. An affiliate of AIMCO also serves as manager of the residential properties owned by your partnership. There are currently 1,222,000 units outstanding, which are held of record by 444 unitholders. Your partnership's principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000. The general partner's principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone (303) 757-8101.

         For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you earlier this year, particularly Item 2 of Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. In addition, your partnership is subject to the information and reporting requirements of the Exchange Act and information about your partnership can be obtained in the same manner as information can be obtained about us, as set forth in "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates."

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. Your general partner (which is our affiliate) regularly evaluates the partnership's properties by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors each property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. The general partner oversees each property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the properties (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership properties. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's properties in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's properties primarily because it expects the properties' operating performance to improve in the long term. In making this assessment, your general partner noted the occupancy and rental rates at the residential properties. In particular, the general partner noted that it spent approximately $420,000 for capital expenditures at the residential properties in 2002, and expects to spend approximately $125,000 for capital improvements at the residential properties in 2003, to repair and update the properties. Although there can be no assurance as to future performance, however, these expenditures are expected to improve the desirability of the properties to tenants. The general partner is of the opinion that a sale of the properties at the present time would not adequately reflect the properties' future prospects. Another significant factor considered by your general partner is the likely tax consequences of a sale of the properties for cash. Such a transaction would likely result in tax liabilities for many unitholders.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2005, unless sooner terminated as provided in the agreement or by law. Because we control a majority of the limited partnership interests, we have the power to amend your partnership agreement to extend the term of your partnership without the consent of other limited partners or unitholders. While we have no present intention to cause such an amendment, we may decide to propose such an amendment, based on a consideration of relevant factors such as prevailing economic conditions and tax considerations. In general, we will vote the limited partnership units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other partners or unitholders. Unitholders could take a variety of possible actions, including instructing the limited partner of your partnership to vote to liquidate the partnership or amend the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         CAPITAL REPLACEMENTS. Your partnership has an ongoing program of capital improvements, replacements and renovations, including floor covering, water heater, appliance and roof replacements, electrical improvements, and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which totaled approximately $105,000 through September 30, 2003, are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.

         COMPETITION. There are other residential properties within the market areas of your partnership's properties. The number and quality of competitive properties in such areas could have a material effect on the rental market for the apartments at your partnership's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we are of the opinion that AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2002, 2001 and 2000 is based on audited financial statements. The selected financial information set forth below for the periods ended September 30, 2003 and 2002 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2002, and the Quarterly Report on Form 10-QSB for the period ended September 30, 2003.

                    U.S. REALTY PARTNERS LIMITED PARTNERSHIP
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)


                                                        FOR THE YEAR ENDED           FOR THE NINE MONTHS
                                                                                            ENDED
                                                            DECEMBER 31                  SEPTEMBER 30
                                                    2002        2001       2000        2003        2002
                                                 ----------- ---------- ----------- ----------- -----------
OPERATING DATA
Total Revenues                                        3,129      3,110      3,163       2,361       2,346
Net Income (Loss)                                       148        (50)       375         117         137
Net Income per depositary unit certificate             0.12      (0.04)      0.30        0.09        0.11
Distributions per depositary unit certificate          0.00       0.00       5.76        0.31        0.00

BALANCE SHEET DATA
Cash & Cash Equivalents                                 103        134        659         174         268
Real Estate, Net of Accumulated Depreciation         10,360     10,545     10,902       9,990      10,454
Total Assets                                         10,921     11,151     12,061      10,560      11,212
Notes Payable                                        10,523     10,783     11,023      10,314      10,590
General Partners' Capital (Deficit)                      (3)        (4)        (4)        (10)         (3)
Limited Partners' Capital (Deficit)                     (19)      (166)      (116)       (280)        (30)
Partners' Capital (Deficit)                             (22)      (170)      (120)       (290)        (33)
Total Distributions                                       0          0     (7,045)       (385)          0
Net increase (decrease) in cash and cash
equivalents                                             (31)      (525)       659          71         134
Net Cash provided by operating activities               597        551      1,156         766         752

         DESCRIPTION OF PROPERTIES. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's properties.

                                              Date of                  Type of
                 Property                    Purchase                 Ownership                   Use
                 --------                    --------                 ---------                   ---
     Governor's Park Apartments              08/29/86        Fee ownership subject to          Apartment
          Little Rock, Arkansas                              first mortgage                    154 units

     Twin Lakes Apartments                   08/28/86        Fee ownership subject to          Apartment
          Palm Harbor, Florida                               first mortgage                    262 units


         ACCUMULATED DEPRECIATION SCHEDULE. The following shows the gross carrying value and accumulated depreciation of your partnership's properties as of December 31, 2002.

                                     Gross
                                    Carrying        Accumulated                                       Federal Tax
           Property                  Value          Depreciation         Rate           Method           Basis
           --------                 --------        ------------         ----           ------       --------------
                                      (Dollars In Thousands)                                         (In Thousands)
  Governor's Park Apartments        $  6,639           $3,363          5-35 yrs.         S/L             $1,437

    Twin Lakes Apartments             12,170            5,086          5-35 yrs.         S/L              3,950
                                    --------           ------                                            ------
            TOTAL                    $18,809           $8,449                                            $5,387

         SCHEDULE OF MORTGAGES. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's properties as of December 31, 2002.

                                                                                               Principal
                                       Principal        Stated                                  Balance
                                       Balance At       Interest      Period      Maturity      Due At
            Property               December 31, 2002      Rate       Amortized       Date      Maturity
            --------               -----------------    --------     ---------    --------     --------
   Governor's Park Apartments      $     3,608,000        7.93%     240 months      9/1/20     $   --

     Twin Lakes Apartments               6,915,000        7.98%     240 months      9/1/20         --
                                   ---------------

             TOTAL                 $    10,523,000

         AVERAGE MONTHLY RENTAL RATES AND OCCUPANCY. The following shows the average monthly rental rates and annual occupancy rates for your partnership's properties during the periods indicated.

                                                 Average Monthly Rental Rate             Average Occupancy
                                                 ---------------------------          -----------------------
                  Property                          2002             2001             2002               2001
                  --------                          ----             ----             ----               ----
         Governor's Park Apartments                 $586             $599              94%                94%
           Twin Lakes Apartments                    $651             $665              94%                95%

         PROPERTY MANAGEMENT. Your partnership's residential properties are managed by an entity, which is an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's residential properties, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         DISTRIBUTIONS. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

                          YEAR ENDED DECEMBER 31,                           AMOUNT
                          -----------------------                           ------
                                   2000                                      $5.76(1)
                                   2001                                         --
                                   2002                                         --
                        2003 (through September 30)                           0.31
                                                                             -----
                                  Total                                      $6.07



(1) Distributions of $5.26 consisted of cash from operations and $0.50 consisted of refinancing proceeds.

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO and AIMCO-GP, Inc., collectively have voting and dispositive power with respect to 769,519, or 62.97%, of the outstanding limited partner units of your partnership, along with an approximate 2.0% general partnership interest held by the general partners. Except as set forth in this offer to purchase, neither we, nor, to the best of our knowledge, any of our affiliates,
(i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer - Section 9. Background and Reasons for the Offer - Prior Tender Offers."

         COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your partnership's general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its properties and is entitled to receive five percent of the gross receipts from the partnership's residential properties for providing property management services.

                                                  PARTNERSHIP                       PROPERTY
                  YEAR                         FEES AND EXPENSES                 MANAGEMENT FEES
                  ----                    ----------------------------    ------------------------------
                  2000                              $200,000                         $156,000
                  2001                              $183,000                         $176,000
                  2002                              $166,000                         $153,000
       2003 (through September 30)                   $89,000                         $115,000


         LEGAL PROCEEDINGS. On August 8, 2003, AIMCO Properties, an affiliate of the general partner and a general partner of your partnership, was served with a complaint in the United States District Court, District of Columbia, alleging that AIMCO Properties willfully violated the Fair Labor Standards Act (FLSA) by failing to pay maintenance workers overtime for all hours worked in excess of forty per week. The complaint is styled as a Collective Action under the FLSA and seeks to certify state subclasses in California, Maryland, and the District of Columbia. Specifically, the plaintiffs contend that AIMCO Properties failed to compensate maintenance workers for time that they were required to be "on-call." Additionally, the complaint alleges AIMCO Properties failed to comply with the FLSA in compensating maintenance workers for time that they worked in responding to a call while "on-call." The complaint also attempts to certify a subclass for salaried service directors who are challenging their classification as exempt from the overtime provisions of the FLSA. AIMCO Properties has filed an answer to the complaint denying the substantive allegations. Although the outcome of any litigation is uncertain, in the opinion of the general partner the claims will not result in any material liability to your partnership.

         Your partnership may be a party to a variety of legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         ENVIRONMENTAL. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances present on a property. Such laws often impart liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and the partnership's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. In connection with the ownership or operation of properties, the partnership could potentially be liable for environmental liabilities or costs associated with its properties or properties it may acquire in the future.

         The properties are subject to a Consent Agreement entered In the Matter of Apartment Investment and Management Company, Docket No. HQ-2002-0003, before the Environmental Appeals Board, United States Environmental Protection Agency, and Final Order entered thereon on January 15, 2002, which may require, among other things, lead-based paint disclosure to residents of properties and/or certain remedial actions, which may result in costs to the partnership. In addition to the costs associated with investigating and remediating, the presence of lead-based paint on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. The general partner is of the opinion that the properties are required to be covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles and limits and that any costs not covered by insurance are not expected to be material.

         Any remaining costs are not expected to be material. The general partner is of the opinion that the partnership's properties are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's most recent SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The above discussion relating to environmental matters, capital expenditures at the properties, and valuations of the properties is forward-looking information developed by the general partner. These expectations incorporated various assumptions including, but not limited to, revenue (including occupancy rates), various operating expenses, general and administrative expenses, depreciation expenses, and working capital levels. While the general partner deemed such expectations to be reasonable and valid at the date made, there is no assurance that the assumed facts will be validated or that the results will actually occur. Any estimate of the future performance of a business, such as your partnership's business, is forward-looking and based on assumptions some of which inevitably will prove to be incorrect.

14.      VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 769,519 units, or 62.97%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we control such voting decisions made by the limited partners and unitholders.

15.      SOURCE OF FUNDS.

         We expect that approximately $1,063,330 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $11,000). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a $445 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. We are the borrower and all obligations thereunder are guaranteed by certain of AIMCO's subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.15% and 2.85% in the case of LIBOR-based loans and between 0.65% and 1.35% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires on July 31, 2005 and can be extended at AIMCO's option for a one-year term on a one-time basis.

         In addition to this offer, we are concurrently making offers to acquire interests in other public and private partnerships. We are of the opinion that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of September 30, 2003, we had $126 million of cash on hand and $285 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16.      DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. In addition, we are not extending appraisal rights in connection with the offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

         No provisions have been made with regard to the offer to allow you or other unitholders to inspect the books and records of your partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners and unitholders.

17.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

         o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has had or may have a material adverse effect on the value of your partnership or the value of the units to us, or the ability of the general partners to assert full control over the assets, privileges and immunities of the partnership, including without limitation the ability of the general partners to distribute the cash and cash equivalent to the limited partners or the unitholders; or

         o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% measured from the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iii) any material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case measured between the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof),
                  (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

         o there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners and unitholders, or (v) might result, in our reasonable judgment, in a material diminution in the value of your partnership or the units to be acquired; or

         o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

         o your partnership shall have, due to events beyond our direct or indirect control, (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
                  (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

         o a new tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act), or the consideration offered in any tender offer or exchange offer for any units so commenced or publicly proposed is increased, or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

         o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

         o we shall not have, as a result of events and circumstances beyond our reasonable control, adequate cash or financing commitments available to pay for the units validly tendered; or

         o there would be 320 or fewer unitholders outstanding as a result of the consummation of the offer.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time permitted by the securities laws. However, in interpreting these conditions, we shall at all times comply with our obligations under the securities laws, and where a condition is subject to our discretion or judgment, we shall act as a reasonably prudent investor would act. If there is any question as to whether a condition is satisfied or waived, then we will exercise due care to ensure that the unitholders receive prompt notice of the failure of any condition.

18.      CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our affiliate), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We are of the opinion that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) unitholders residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19.      FEES AND EXPENSES.

         You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee unitholders to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                           ---------------------------


         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information concerning your Partnership--Additional Information concerning your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

                  By Mail, Overnight Courier or Hand Delivery:
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

                                  By Facsimile:
                                 (201) 460-0050


                          For information please call:
                                 (800) 217-9608

                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP"); and the general partner of your partnership, are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The director of the general partner of your partnership is Patrick J. Foye. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.

                       NAME                                           POSITION
                       ----                                           --------
 Terry Considine................................  Chairman of the Board of Directors and Chief Executive
                                                  Officer

 Peter K. Kompaniez.............................  Vice Chairman, President and Director

 Harry G. Alcock................................  Executive Vice President and Chief Investment Officer

 Miles Cortez...................................  Executive Vice President, General Counsel and Secretary

 Joseph DeTuno..................................  Executive Vice President - Redevelopment

 Randall J. Fein................................  Executive Vice President - Student Housing

 Patti K. Fielding..............................  Executive Vice President

 Patrick J. Foye................................  Executive Vice President

 Lance J. Graber................................  Executive Vice President - Acquisitions

 Paul J. McAuliffe..............................  Executive Vice President and Chief Financial Officer

 Ron Monson.....................................  Executive Vice President and Head of Property Operations

 Jim Purvis.....................................  Executive Vice President - Human Resources

 David Robertson................................  Executive Vice President - Affordable Properties

 James N. Bailey................................  Director

 Richard S. Ellwood.............................  Director

 J. Landis Martin...............................  Director

 Thomas L. Rhodes...............................  Director




                                Annex I - Page 1

                 NAME                                 PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                                 ---------------------------------------------
Terry Considine.....................    Mr. Considine has been Chairman and Chief Executive Officer of AIMCO and AIMCO-GP since July 1994.  Mr. Considine serves as Chairman of the Board of Directors of American Land Lease, Inc. (formerly Asset
                                        Investors Corporation and Commercial Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

Peter K. Kompaniez..................    Mr. Kompaniez has been Vice Chairman and a director of AIMCO since
                                        July 1994 and was appointed President in July 1997.  Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated, which was acquired by AIMCO in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial
                                        Corporation ("HFC"), a United States holding company for Heron
                                        International, N.V.'s real estate and related assets.  While at HFC,
                                        Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate.

Harry G. Alcock.....................    Mr. Alcock served as a Vice President of AIMCO from July 1996 to
                                        October 1997, when he was promoted to Senior Vice President -
                                        Acquisitions.  Mr. Alcock served as Senior Vice
                                        President-Acquisitions until October 1999, when he was promoted to
                                        Executive Vice President and Chief Investment Officer.  Mr. Alcock
                                        has held responsibility for AIMCO's acquisition and financing activities since July 1994.  From June 1992 until July 1994, Mr.
                                        Alcock served as Senior Financial Analyst for PDI and HFC.  From
                                        1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los
                                        Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development.  From 1987 to 1988, Mr. Alcock worked for Ford
                                        Aerospace Corp.  He received his B.S. from San Jose State
                                        University.

Miles Cortez........................    Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001.  Since December 1997, Mr. Cortez has
                                        been a founding partner and the senior partner of the law firm of
                                        Cortez Macaulay Bernhardt & Schuetze LLC.  From August 1993 to
                                        November 1997, Mr. Cortez was a partner in the law firm of McKenna &
                                        Cuneo, LLP.  Mr. Cortez was the President of the Denver Bar
                                        Association from 1982-1983; was Chairman of the Ethics Committee of the Colorado Bar Association from 1977-1978, was President of the
                                        Colorado Bar Association from 1996-1997, and was a member of the
                                        American Bar Association House of Delegates from 1990-1995.  Mr.
                                        Cortez is a Life Fellow of the Colorado Bar Foundation and American
                                        Bar Foundation.  Mr. Cortez has been listed in the national publication "The Best Lawyers in America" for business litigation for the past ten years.




                                Annex I - Page 2

                 NAME                                 PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                                 ---------------------------------------------
Joseph DeTuno.......................    Mr. DeTuno was appointed Executive Vice President-Redevelopment of
                                        AIMCO in February 2001.  Mr. DeTuno has been Senior Vice
                                        President-Property Redevelopment of AIMCO since August 1997.  Mr.
                                        DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in 1990.

Randall J. Fein.....................    Mr. Fein was appointed Executive Vice President in October 2003.  He is responsible for Student Housing.  Prior to joining AIMCO, Mr.
                                        Fein was president of the general partner of Texas First L.P. and
                                        Income Apartment Investors L.P.  Mr. Fein is a 1977 graduate of the
                                        University of Texas at Austin. He also received a J.D. from the
                                        University of Texas at Austin in 1980.

Patti K. Fielding...................    Ms. Fielding was appointed Executive Vice President in February
                                        2003.  She is responsible for securities and debt financing and the treasury department.  From January 2000 to February 2003, Ms.
                                        Fielding served as Senior Vice President - Securities and Debt.  Ms.
                                        Fielding joined the Company in February 1997 and served as Vice
                                        President-Tenders, Securities and Debt until January 2002.  Prior to joining the Company, Ms. Fielding was a Vice President with Hanover
                                        Capital Partners from 1996 to 1997, Vice Chairman, Senior Vice
                                        President and Principal of CapSource Funding Corp from 1993 to 1995, and Group Vice President with Duff & Phelps Rating Co. from 1987 to
                                        1993.

Patrick J. Foye.....................    Mr. Foye was appointed Executive Vice President of AIMCO in May
                                        1998.  He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions.  Prior to joining AIMCO, Mr. Foye was a merger and acquisitions partner in the law firm of Skadden, Arps, Slate,
                                        Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through
                                        1994.  Mr. Foye is also Deputy Chairman of the Long Island Power
                                        Authority and serves as a member of the New York State Privatization
                                        Council.  He received a B.A. from Fordham College and a J.D. from
                                        Fordham University Law School and was Associate Editor of the
                                        Fordham Law Review.

Lance Graber........................    Mr. Graber was appointed Executive Vice President - Acquisitions in
                                        October 1999.  His principal business function is acquisitions.
                                        Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at
                                        Credit Suisse First Boston engaged in real estate financial advisory services and principal investing.  He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties.  Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.



                                Annex I - Page 3

                 NAME                                 PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                                 ---------------------------------------------
Paul J. McAuliffe...................    Mr. McAuliffe has been Executive Vice President of AIMCO since
                                        February 1999 and was appointed Chief Financial Officer in October
                                        1999.  Prior to joining AIMCO, Mr. McAuliffe was Senior Managing
                                        Director of Secured Capital Corporation and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led AIMCO's initial public offering in 1994.  Mr. McAuliffe was also a Managing
                                        Director and head of the real estate group at CS First Boston from
                                        1990 to 1993 and he was a Principal in the real estate group at
                                        Morgan Stanley & Co., Inc. from 1983 to 1990.  Mr. McAuliffe received a B.A. from Columbia College and an MBA from University of
                                        Virginia, Darden School.

Ron Monson..........................    Mr. Monson was appointed Executive Vice President and Head of
                                        Property Operations of AIMCO on February 6, 2001.  Mr. Monson has
                                        been with AIMCO since 1997 and was promoted to Divisional Vice
                                        President in 1998.  Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn.  Mr.
                                        Monson received a Bachelor of Science from the University of
                                        Minnesota and a Masters in Business Administration from Georgia
                                        State University.

Jim Purvis..........................    Mr. Purvis was appointed Executive Vice President in February 2003.
                                        He is responsible for AIMCO's Human Resources and People
                                        Initiatives. Mr. Purvis has over 20 years of executive strategic human resources experience. Prior to joining AIMCO, he was Vice
                                        President, HR at SomaLogic, a privately funded biotechnology company. He was a principal in O3C Global Organization Solutions, and has held executive human resources and operations management positions in ALCOA (Aluminum Company of America), Texas Air/ Eastern
                                        Airlines, Starwood/Westin Hotels and Resorts, and
                                        Tele-Communications  (TCI) Technology, Inc.  Mr. Purvis holds a BA in communications and modern languages from the University of Notre
                                        Dame.

David Robertson.....................    Mr. Robertson was appointed Executive Vice President - Affordable
                                        Properties in February 2002.  He is responsible for affordable property operations, refinancing and other value creation within the
                                        Company's affordable portfolio.  Prior to joining the Company, Mr.
                                        Robertson was a member of the investment-banking group at Smith
                                        Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994.  Since February 1996, Mr. Robertson has been Chairman and Chief Executive Officer of Robeks Corporation, a
                                        privately held chain of specialty food stores.


                                Annex I - Page 4

                 NAME                                 PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                                 ---------------------------------------------
James N. Bailey.....................    Mr. Bailey was appointed a Director of AIMCO in June 2000.  In 1973,
Cambridge Associates, Inc.              Mr. Bailey co-founded Cambridge Associates, Inc., which is an
1 Winthrop Square,                      investment consulting firm for non-profit institutions and wealthy
Suite 500                               family groups.  He is also Co-Founder, Treasurer and Director of The
Boston, MA  02110                       Plymouth Rock Company, Direct Response Corporation and Homeowners'
                                        Direct Corporation, each of which is a United States personal lines insurance company.  He received his M.B.A. and J.D. degrees in 1973 from Harvard Business School and Harvard Law School.

Richard S. Ellwood..................    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is
12 Auldwood Lane                        currently Chairman of the Audit Committee and a member of the
Rumson, NJ  07660                       Compensation Committee.  Mr. Ellwood is the founder and President of
                                        R.S. Ellwood & Co., Incorporated, a real estate investment banking firm.  Prior to forming R.S. Ellwood & Co., Incorporated in 1987,
                                        Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill
                                        Lynch Capital Markets from 1984 to 1987; Managing Director at
                                        Warburg Paribas Becker from 1978 to 1984; general partner and then
                                        Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to
                                        1968.  Mr. Ellwood currently serves as a director of Felcor Lodging
                                        Trust, Incorporated and Florida East Coast Industries, Inc.

J. Landis Martin....................    Mr. Martin was appointed a director of AIMCO in July 1994 and became
199 Broadway                            Chairman of the Compensation Committee on March 19, 1998.  Mr.
Suite 4300                              Martin is a member of the Audit Committee.  Mr. Martin has served as
Denver, CO  80202                       President and Chief Executive Officer of NL Industries, Inc., a
                                        manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating though its affiliates Titanium Metals Corporation ("TIMET")
                                        and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive
                                        Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton")
                                        in1994, Mr. Martin served as Chairman of the Board and Chief
                                        Executive Officer of Baroid Corporation, an oilfield services company.
                                        In addition to Tremont, NL and TIMET, Mr. Martin is a director of
                                        Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International
                                        Corporation, a communications company.



                                Annex I - Page 5

                 NAME                                 PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                                 ---------------------------------------------
Thomas L. Rhodes....................    Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a
215 Lexington Avenue                    member of the Audit and Compensation Committees.  Mr. Rhodes has
4th Floor                               served as the President and a Director of National Review magazine
New York, NY  10016                     since November 1992, where he has also served as a Director since
                                        1998. From 1976 to 1992, he held various positions at Goldman,
                                        Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. He is currently
                                        Co-Chairman of the Board, Co-Chief Executive Officer and a Director
                                        of American Land Lease, Inc. He also serves as a Director of Delphi
                                        Financial Group and its subsidiaries, Delphi International Ltd., Oracle
                                        Reinsurance Company and the Lynde and Harry Bradley Foundation.



                                 Annex I-Page 6

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
          U.S. REALTY PARTNERS LIMITED PARTNERSHIP (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                    DATED DECEMBER 3, 2003 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.
--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT MIDNIGHT, NEW YORK TIME,
      ON DECEMBER 31, 2003, UNLESS EXTENDED (AS EXTENDED FROM TIME TO TIME,
                             THE "EXPIRATION DATE")
--------------------------------------------------------------------------------
TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY THE ALTMAN GROUP, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                           --------------------------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR
         INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.
                           ---------------------------

         FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (800) 217-9608 (TOLL FREE).


                                             The Information Agent for the offer is:

                                                     THE ALTMAN GROUP, INC.


                 By Mail:                               By Overnight Courier:                        By Hand:

         1275 Valley Brook Avenue                   1275 Valley Brook Avenue                 1275 Valley Brook Avenue
       Lyndhurst, New Jersey 07071                 Lyndhurst, New Jersey 07071             Lyndhurst, New Jersey 07071
              (800) 217-9608                             (800) 217-9608                           (800) 217-9608

                                   By Facsimile:                                 By Telephone:

                                  (201) 460-0050                            TOLL FREE (800) 217-9608

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.


                                Annex II - Page 1

Ladies and Gentlemen:

         The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the offer to purchase, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the offer to purchase as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

         Subject to and effective upon acceptance for consideration of any of the Units tendered hereby and thereby in accordance with the terms of the offer to purchase, the Signatory hereby and thereby irrevocably sells, assigns, transfers, conveys and delivers to, or upon the order of, the Purchaser all right, title and interest in and to such Units tendered hereby and thereby that are accepted for payment pursuant to the offer to purchase, including, without limitation, (i) all of the Signatory's interest in the capital of the Partnership, and the Signatory's interest in all profits, losses and distributions of any kind to which the Signatory shall at any time be entitled in respect of his ownership of the Units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, damages paid in connection with any existing or future litigation and all other distributions and payments made from and after the Expiration Date, in respect of the Units tendered by the Signatory and accepted for payment and thereby purchased by the Purchaser; (ii) all other payments, if any, due or to become due to the Signatory in respect of the Units, under or arising out of the agreement and certificate of limited partnership of the Partnership (the "Partnership Agreement"), or any agreement pursuant to which the Units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of the Signatory's claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Partnership Agreement or Purchase Agreement or the Signatory's ownership of the Units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner OR A UNITHOLDER of the Partnership; and (iv) all past, present and future claims, if any, of the Signatory whether on behalf of the Partnership, individually or on behalf of a putative class (including without limitation any claims against UNITHOLDERS, limited partners of the Partnership, the general partner(s) and/or any affiliates thereof) under, arising out of or related to the Partnership Agreement, the Purchase Agreement, the Signatory's status as a limited partner OR UNITHOLDER, the terms or conditions of thE offer to purchase, the management of the Partnership, monies loaned or advanced, services rendered to the Partnership or its partners, or any other claims arising out of OR related to the Signatory's ownership of Units in the Partnership.

         NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner (or an assignee of a limited partner if the Signatory is an assignee of a limited partner) under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the



                                Annex II - Page 2

Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the offer to purchase, but any such transfer or assignment will not relieve the Purchaser of its obligations under the offer to purchase or prejudice the rights of tendering unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the offer to purchase.

         By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the offer to purchase will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

         The Signatory recognizes that under certain circumstances set forth in the offer to purchase, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER TO PURCHASE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER JANUARY 30, 2004 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

         THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER TO PURCHASE. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS. THE SIGNATORY ALSO REPRESENTS AND WARRANTS THAT HE OR SHE WAS ADVISED TO CONSULT AN ATTORNEY WITH RESPECT TO HIS OR HER DECISION WHETHER TO TENDER HIS/HER INTEREST(s).

         The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

         All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

         The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.



                                Annex II - Page 3

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before midnight, New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2. SIGNATURE REQUIREMENTS.

INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, unitholders must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE UNITHOLDER (OR BENEFICIAL OWNER IN THE CASE OF AN
IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the

Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

DECEASED OWNER (JOINT TENANT)     --   Copy of death certificate.

DECEASED OWNER (OTHERS)           --   Copy of death certificate (see also
                                       Executor/Administrator/Guardian below).

EXECUTOR/ADMINISTRATOR/GUARDIAN   --   Copy of court appointment documents for
                                       executor or administrator; and (a) a
                                       copy of applicable provisions of the
                                       will (title page, executor(s)' powers,
                                       asset distribution); or (b) estate
                                       distribution documents.

ATTORNEY-IN-FACT                  --   Current power of attorney.

CORPORATION/PARTNERSHIP           --   Corporate resolution(s) or other
                                       evidence of authority to act.
                                       Partnerships should furnish a copy of
                                       the partnership agreement.

TRUST/PENSION PLANS               --   Unless the trustee(s) are named in the
                                       registration, a copy of the cover page
                                       of the trust or pension plan, along with a copy of the section(s) setting forth names and powers of trustee(s) and any amendments to such sections or appointment of successor trustee(s).



4. TAX CERTIFICATIONS. The unitholder(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the unitholder(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the unitholder(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

U.S. PERSONS. A unitholder that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

BOX 6 - SUBSTITUTE FORM W-9.

Part (i), Taxpayer Identification Number -- Tendering unitholders must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the unitholder being subject to backup withholding.

Part (ii), Backup Withholding -- In order to avoid 30% Federal income tax backup withholding, the tendering unitholder must certify, under penalty of perjury, that such unitholder is not subject to backup withholding. Certain unitholders (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

When determining the TIN to be furnished, please refer to the following as a guide:

Individual accounts - should reflect owner's TIN.
Joint accounts - should reflect the TIN of the owner whose name appears first. Trust accounts - should reflect the TIN assigned to the trust.
IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).
Custodial accounts for the benefit of minors - should reflect the TIN of the minor.
Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.


By signing the Signature Box, the unitholder(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each unitholder transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

FOREIGN PERSONS -- In order for a tendering unitholder who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 30% backup withholding, such foreign unitholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9

         GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER - - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.


-----------------------------------------------------------     --------------------------------------------------------------

    FOR THIS TYPE OF ACCOUNT:                                   GIVE THE TAXPAYER IDENTIFICATION
                                                                NUMBER OF - -
-----------------------------------------------------------     --------------------------------------------------------------
    1.   An individual account                                  The individual

    2.   Two or more individuals (joint account)                The actual owner of the account or, if combined
                                                                Funds, the first individual on the account

    3.   Husband and wife (joint account)                       The actual owner of the account or, if joint funds,
                                                                Either person

    4.   Custodian account of a minor (Uniform Gift to          The minor (2)
         Minors Act)

    5.   Adult and minor (joint account)                        The adult or, if the minor is the only contributor,
                                                                the minor (1)

    6.   Account in the name of guardian or committee for a     The ward, minor or incompetent person (3)
         designated ward, minor or incompetent person (3)

    7.   a. The usual revocable savings trust account           The grantor trustee (1)
            (grantor is also trustee)

         b. So-called trust account that is not a legal or      The actual owner (1)
            valid trust under state law

    8.   Sole proprietorship account                            The owner (4)

    9.   A valid trust, estate or pension trust                The legal entity (Do not furnish the identifying number
                                                               of the personal representative or trustee unless the
                                                               legal entity itself is not designated in the account
                                                               title.) (5)

    10.  Corporate account                                      The corporation

    11.  Religious, charitable, or educational                  The organization
         organization account

    12.  Partnership account held in the name of the            The partnership
         business

    13.  Association, club, or other tax-exempt                 The organization
         organization

    14.  A broker or registered nominee                         The broker or nominee

    15.  Account with the Department of Agriculture in          The public entity
         the name of a public entity (such as a State or
         local government, school district, or prison)
         that receives agricultural program payments

(1) List first and circle the name of the person whose number you furnish.

(2) Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

        GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON
                               SUBSTITUTE FORM W-9

     OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

     PAYEES EXEMPT FROM BACKUP WITHHOLDING

     Payees specifically exempted from backup withholding on ALL payments include the following:

     - A corporation.

     - A financial institution.

     - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.

     - The United States or any agency or instrumentality thereof.

     - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

     - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

     - An international organization or any agency or instrumentality thereof.

     - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

     - A real estate investment trust.

     - A common trust fund operated by a bank under section 584(a) of the Code.

     - An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).

     - An entity registered at all times under the Investment Company Act of 1940.

     - A foreign central bank of issue.

     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

     - Payments to nonresident aliens subject to withholding under section 1441 of the Code.

     - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

     - Payments of patronage dividends where the amount received is not paid in money.

     - Payments made by certain foreign organizations.

     - Payments made to an appropriate nominee.

     - Section 404(k) payments made by an ESOP.

     Payments of interest not generally subject to backup withholding include the following:

     - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

     - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).

     - Payments described in section 6049(b)(5) of the Code to nonresident aliens.

     - Payments on tax-free covenant bonds under section 1451 of the Code.

     - Payments made by certain foreign organizations.

     - Payments of mortgage interest to you.

     - Payments made to an appropriate nominee.

     Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

     Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

     PRIVACY ACT NOTICE - - Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

     PENALTIES

     (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER - - If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING - - If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

     (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION - - Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

     The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                                             THE INFORMATION AGENT FOR THE OFFER IS:

                                                     THE ALTMAN GROUP, INC.

                 By Mail:                               By Overnight Courier:                        By Hand:

         1275 Valley Brook Avenue                   1275 Valley Brook Avenue                 1275 Valley Brook Avenue
       Lyndhurst, New Jersey 07071                 Lyndhurst, New Jersey 07071             Lyndhurst, New Jersey 07071
              (800) 217-9608                             (800) 217-9608                           (800) 217-9608

                                   By Facsimile:                                 By Telephone:

                                  (201) 460-0050                            TOLL FREE (800) 217-9608